Exhibit 99.2

WFCF

2021 Second Quarter Conference Call Script

Call date: Thursday August 5, 2021

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2021 second quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders, chairman and chief executive officer.

John Saunders – Chief Executive Officer

Good morning and thanks for joining the call today.

This morning we released our second quarter financial results before the market opened. These results reflected what we hope is the beginning of a return to normalcy as a lot of the restrictions put in place due to Covid-19 began to be lifted. That said, the recent surge in the Covid Delta variant – and the government’s evolving response to that surge – reminds us that the timetable for business as usual is still up in the air.

You’ll recall that in 2020, as the pandemic gained momentum, many of our customers for pork, poultry, egg and diary audits – and, to a lesser extent, organic audits – were forced to limit third-party visits to their operations due to government mandated social distancing restrictions. With the approval of standard setting bodies under unprecedented conditions, we responded to that challenge by transitioning to remote audits using various video technologies that allowed us to complete a limited amount of work for these customers and generate a modest amount of revenue against what is typically a more meaningful component of our revenue mix.

Fast forward to the second quarter this year, as restrictions began to ease, we began to resume on-site audits. This resulted in a sharp increase in revenue at our Validus and WFCF Organic units that, coupled with another solid performance by our IMI Global beef unit, drove a 16% year over year increase in revenue to $5.1 million from $4.4 million. For the six months revenue was up 15% to $9.6 million from $8.3 million.

While we are certainly happy to see a resumption of these delayed audits, it’s important to note that the revenue derived from these verification categories is lower-margin than our core beef business – and that impacted our consolidated margins for both Q2 and the six-month period. Margins were also impacted by an increase in travel expense related to the resumption in on-site audits and higher compensation costs due to new hires and accrual of bonuses that we didn’t have a year ago when revenue was down due to the pandemic.

So, on the cost side, there was a lot going on in Q2, but I think it’s important to dig into the detail when margins swing like they did this quarter so our investors can put such swings into context. As a general statement, once we return to normal conditions, we expect margins to become more predictable and to steadily improve as we scale our business.

Net income in the second quarter was $202,000, or 3 cents per share, down from $351,000, or 6 cents per share. This was partially due to all the things I just mentioned in terms of margin pressure as well as to an approximate $100,000 increase in SG&A related to growth in headcount and compensation expense – plus higher public company costs related to our April Nasdaq up-listing.

Net income through six months was $1.4 million, up from $110,000 but remember $1.0 million of the $1.4 million stemmed from forgiveness of our PPP loan in the first quarter. Absent that $1.0 million in other income, net income was still up approximately 3x year over year.

Adjusted EBITDA in Q2 was down 32% year over year to $535,000 but up 22% to $889,000 for the six-month period.

We generated $1.6 million in net cash from operations year to date, nearly equalling the $1.7 million in the year-ago six-month period.

Our cash and cash equivalents balance grew to $5.3 million from $4.4 million year over year.

And working capital increased to $4.9 million from $4.4 million.

New since our last earnings call, in April we finalized our up-listing to the Nasdaq Capital Market. This up-listing was intended to raise our profile in the broader investment community and make us eligible for investment by institutional investors and ETFs that were previously unable to invest in our shares due to restrictions on buying unlisted stocks. Since the up-listing was completed, we’ve experienced a noticeable uptick in unsolicited interest from institutional investors and expect that to continue as we grow our business.

More recently, we announced a special dividend of 15 cents per share with an aggregate value of $914,000. Since that announcement we’ve had some questions about “Why now?” and “Are we going to be in an income stock?” As to why now, the Board has been considering it for quite a while. We have what I believe is an unusual shareholder base in terms of loyalty and longevity. Many of our shareholders have been in the stock for 10 or 15 years. A number of our largest shareholders were original investors in our business either prior to or near the time we went public. I believe we are a rare microcap company that actually has shareholders who take the time to show up in person for annual meetings during non-pandemic years. With all this in mind – and because of the recent timing of our up-listing to Nasdaq – the Board decided that now would be a good time to distribute some cash to shareholders. I think it’s also important to point out that our balance sheet was strong enough to support this dividend. We used just 18% of our $5.0 million cash and cash equivalents balance as of the end of the first quarter to pay the dividend, and we believe our remaining cash balance is more than sufficient to support growth initiatives and maintain a healthy balance sheet.

As to the second question – are we now an income stock? – the answer is no – hence the designation “special dividend.” To be clear, we view Where Food Comes From as a growth company that is in the very early innings of the game. We understand that our legacy and new investors buy microcaps primarily for the promise they hold of growing into small caps and mid caps. Accordingly, we intend to reinvest in growth initiatives.

This is not to say the Board will not authorize another special dividend at some future date. We are focused on returning value to shareholders, and stock price appreciation is just one way of doing that. A special dividend is another. Our stock buyback program – which last year totalled $1.37 million in purchases – is another.

Over the past 15 months, we have remained focused on managing our business through the pandemic, pursuing customer base growth and retention initiatives, and maintaining a strong balance sheet, which I’ll remind you is debt free. We are laser focused on delivering profitable and sustainable growth for our stockholders, and we are excited about our prospects for doing so.

In closing, I want to again thank the Where Food Comes From team for their outstanding effort this year under very challenging circumstances and our shareholders and other stakeholders for their continued confidence and support.

And with that, I’ll open the call to questions. Operator…

Question and Answer Session:

No questions or material comments from participants on the call.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.